CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(In thousands, except per share amounts)


                                             Three Months
                                             Ended October 31,
                                            1995       1994
PRIMARY                                   ------------------
 Average shares outstanding                175,051  166,959
 Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price               13,683   10,469
                                          -------- --------
              Total                        188,734  177,428
                                             =====    =====

              Net Income                   $40,754  $30,245
                                             =====    =====

              Net income per common share   $0.216   $0.170
                                             =====    =====


FULLY DILUTED
 Average shares outstanding                175,051  166,959
 Net effect of dilutive stock options -
   based on the treasury stock method
   using the period - end market price,
   if higher than the average market price  13,975   10,469
 Net effect of zero coupon convertible
   notes - based on the if converted method  2,342    2,709
                                           ------- --------
              Total                        191,368  180,137
                                             =====    =====

 Net Income                                $40,754  $30,245

  Zero Coupon Convertible Notes                250      171
                                          -------- --------
                                           $41,004  $30,416
                                             =====    =====

              Net income per common share   $0.214   $0.169
                                             =====    =====






CUC INTERNATIONAL INC. AND SUBSIDIARIES
EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
(In thousands, except per share amounts)


                                              Nine Months
                                             Ended October 31,
                                            1995       1994
PRIMARY                                   ------------------
 Average shares outstanding                174,368  166,226
 Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price               12,505   10,174
                                          -------- --------
              Total                        186,873  176,400
                                             =====    =====

              Net Income                  $115,407  $84,809
                                             =====    =====

              Net income per common share   $0.618   $0.481
                                             =====    =====


FULLY DILUTED
 Average shares outstanding                174,368  166,226
 Net effect of dilutive stock options -
   based on the treasury stock method
   using the period - end market price,
   if higher than the average market price  13,238   10,371
 Net effect of zero coupon convertible
   notes - based on the if converted method  2,485    2,814
                                          -------- --------
              Total                        190,091  179,411
                                             =====    =====

 Net Income                               $115,407  $84,809

  Zero Coupon Convertible Notes                766      673
                                          -------- --------
                                          $116,173  $85,482
                                             =====    =====

              Net income per common share   $0.611   $0.476
                                             =====    =====